Exhibit 2.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “LIFT AIRCRAFT INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF MARCH, A.D. 2018, AT 12:33 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

6552315 8100 SR# 20182014761

Authentication: 202357680

Date: 03-20-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:33 PM 03/19/2018 FILED 12:33 PM 03/19/2018 SR 20182014761 - File Number 6552315

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LIFT AIRCRAFT INC.

(a Delaware corporation)

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

LIFT Aircraft Inc., a corporation organized and existing under the laws of the State of Delaware (the"Corporation"), certifies that:

l.                  The name of the Corporation is LIFT Aircraft Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 22, 2017.

2.                  This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State ofDelaware.

3.                  The text of the Certificate oflncorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, LIFT Aircraft Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Matthew Chasen, a duly authorized officer of the Corporation, on March 16,2018.

/s/ Matthew Chasen
Matthew Chasen,
Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of this corporation is LIFT Aircraft Inc. (the "Corporation").

ARTICLE II

The address of the Corporation's registered office in the State ofDelaware is Cogency Global Inc., 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904. The name of the registered agent at such address is Cogency Global Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

For purposes hereof, this Amended and Restated Certificate of Incorporation shall be referred to as the "Restated Certiftcate". The total number of shares of stock that the Corporation shall have authority to issue is 10,000,000, consisting of 10,000,000 shares of Common Stock, $0.0001 par value per share (the "Common Stock").

EFFECTfVE IMMEDIATELY UPON THE FILING OF THIS RESTATED CERTIFICATE (THE "FILING DATE'), EACH ONE(!) SHARE OF COMMON STOCK OF THE COMPANY, WITH PAR VALUE $0.000 I PER SHARE, THAT IS ISSUED AND OUTSTANDING ON THE FILING DATE SHALL BE SPLIT INTO ONE THOUSAND (1,000) SHARES OF COMMON STOCK, WITH PAR VALUE OF $0.0001 PER SHARE, AUTOMATICALLY AND WITHOUT FURTHER ACTION (THE "STOCK SPLIT'). THE STOCK SPLIT SHALL BE EFFECTED ON A CERTIFICATE-BY- CERTIFICATE BASIS. NO FRACTIONAL SHARES SHALL BE ISSUED AS RESULT OF THE STOCK SPLIT AND THE NUMBER OF SHARES OF COMMON STOCK TO BE ISSUED SHALL BE ROUNDED DOWN TO THE NEXT WHOLE SHARE. ALL SHARE AND PER SHARE AMOUNTS SET FORTH IN THIS RESTATED CERTIFICATE HAVE BEEN REVISED TO REFLECT THE STOCK SPLIT, AND, ACCORDINGLY, NO FURTHER ADJUSTMENT PURSUANT TO THE TERMS OF THIS RESTATED CERTIFICATE SHALL BE MADE AS A RESULT OF THE STOCK SPLIT..

ARTICLEV

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

1.             To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2.                   The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3.                   Neither any amendment nor repeal of this ARTICLE IX, nor the adoption ofany provision of this Corporation's Restated Certificate inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLEX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Corporation's Restated Certificate or bylaws or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine.